DATA

PART C – This part describes certain charges in your Contract.

Withdrawal Charges (see Section 8.01): None

Daily Separate Account Charges (see Section 8.04):	Applicable to Non-Guaranteed Benefit Investment Options: Annual Rate of [1.50%] (equivalent to a daily rate of [.004141%)] [Applicable to Guaranteed Benefit Investment Options] [Annual Rate of [1.70%] (equivalent to a daily rate of [.004697%]), plus any applicable VIO Facilitation Charge up to a daily rate equal to [0.45%] (equivalent to a daily rate of [.001236%]).

The Daily Separate Account Charge includes the following charges:

[Mortality and Expense Risks Charge:	Applicable to Non-Guaranteed Benefit Investment Options: [Annual rate of 0.90%] [Applicable to Guaranteed Benefit Investment Options] [Annual rate of 1.10%]

Administration Charge:	Annual rate of 0.25%

Distribution Charge:	Annual rate of 0.35%

Variable Investment Option Facilitation Charge:	Annual rate up to [0.45]%]

The Variable Investment Option (“VIO”) Facilitation Charge applies to certain VIOs as indicated in these Data Pages. Unless otherwise specified, for VIOs indicated with

a single*	the annual rate is [0.25%] (equivalent to a daily rate of [.000686%]).
a double**	the annual rate is [0.35%] (equivalent to a daily rate of [.000961%]).
a triple***	the annual rate is [0.45%] (equivalent to a daily rate of [.001236%]).

We may indicate a VIO Facilitation Charge up to the maximum specified above for Variable Investment Options made available under this Contract subsequent to its Issue Date.

Data Page 11